UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 9, 2014

Agios Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36014	26-0662915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38 Sidney Street, 2nd Floor Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 649-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2014, the Board of Directors (the “Board”) of Agios Pharmaceuticals, Inc. (the “Company”) increased the size of the Board from nine to ten and elected Kaye Foster-Cheek as a director to fill the newly created vacancy on the Board. Ms. Foster-Cheek has been designated as a class II director to serve in accordance with the Company’s By-Laws until the Company’s 2015 Annual Meeting of Stockholders and thereafter until her successor has been duly elected and qualified or until her earlier death, removal or resignation. In connection with her election to the Board, Ms. Foster-Cheek was named to the Compensation Committee of the Board (the “Committee”), effective immediately.

Ms. Foster-Cheek has more than 25 years of experience in human resources in the pharmaceutical industry. Most recently, Ms. Foster-Cheek was Senior Vice President, Global Human Resources for Onyx Pharmaceuticals, Inc., a subsidiary of Amgen Inc. At Onyx, Ms. Foster-Cheek led all aspects of the human resources function for both U.S. and global operations, including talent acquisition and development, performance management, organizational learning and development, organizational structure and design, and employee relations. Prior to joining Onyx, Ms. Foster-Cheek served as Vice President of Human Resources and an Executive Committee member at Johnson & Johnson from 2003 to 2010, where she was responsible for global human resources, including worldwide management succession and organization development, compensation and benefits, education and training, recruiting, equal opportunity, affirmative action, human resources policies and employee & labor relations. Prior to joining Johnson & Johnson, she held several senior human resources executive positions with Pfizer Inc. supporting its pharmaceutical businesses in Japan, Asia, Africa, Middle East and Latin America, and leading the integration of both the Warner-Lambert and Pharmacia mergers for these countries. Prior to that, she gained 10 years of operational experience within The Yellow Pages. Ms. Foster-Cheek earned her undergraduate degree at Baruch College of the City University of New York and received her MBA from Columbia University, Graduate School of Business. The Company believes Ms. Foster-Cheek’s qualifications to serve on the Board include her extensive experience as an executive in the pharmaceuticals industry.

There are currently no arrangements or understandings between Ms. Foster-Cheek and any other person pursuant to which Ms. Foster-Cheek was selected as a director. There are currently no transactions in which Ms. Foster-Cheek has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s director compensation policy (the “Policy”), Ms. Foster-Cheek will receive (i) an annual cash compensation of $35,000 ($8,750 per quarter) for her service as a director and (ii) reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and committees thereof. As a member of the Committee, she will also receive an annual cash compensation of $5,000 ($1,250 per quarter).

In addition, in accordance with the Policy, the Board granted Ms. Foster-Cheek an option to purchase 25,000 shares of the Company’s common stock on December 9, 2014. The option has an exercise price equal to $110.56, the closing price of the Company’s common stock on the date of grant, and vests as to 25% on the first anniversary of the date of grant, with remainder vesting in equal increments over 36 additional months.

In connection with her election to the Board, on December 9, 2014, Ms. Foster-Cheek entered into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially identical to the form of indemnification agreement that the Company has entered into with its other directors and provides that the Company will indemnify Ms. Foster-Cheek for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of his service as one of the Company’s directors.

The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the form of indemnification agreement by and between the Company and each of its officers and directors, which is incorporated herein by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are included in this report:

Exhibit No.	Description

10.1	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGIOS PHARMACEUTICALS, INC.

Date: December 10, 2014	By:	/s/ David P. Schenkein
David P. Schenkein, M.D. Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013)